Michael C. Riordan Elected to Owens & Minor Board of Directors
Long-tenured Director Anne Marie Whittemore to Retire

RICHMOND, Va. – December 9, 2019 -- Owens & Minor, Inc. (NYSE-OMI), a leading global healthcare solutions company, today announced former Co-Chief Executive Officer and Director of Prisma Health, Michael C. Riordan, will join its Board of Directors.

Previously, Riordan, 61, served as chief executive for the Greenville Health System (GHS) from 2006 to 2016, when GHS merged with Palmetto Health to form Prisma Health, the largest health system in South Carolina. Following the merger, Riordan assumed the role of Co-Chief Executive Officer and Director of Prisma where he served until his retirement in June of 2019. Prior to Prisma, Riordan was President & Chief Executive Officer of the University of Chicago Hospitals and Health System from 2001 to 2006. He previously served as Chief Operating Officer at Emory University Hospital and before that held numerous administrative roles at Crawford Long Hospital in Atlanta, Georgia. He also spent three years as an infantry officer in the United States Marine Corps.

“Mike’s extensive healthcare experience will be an excellent addition to our board,” said Bob Sledd, Owens & Minor Chairman of the Board. “I’m confident that with his years of operational expertise at leading hospital systems, he will provide key insights as the Company continues its ambition to deliver best-in-class service and innovative solutions to empower our customers across the continuum of healthcare.”

Additionally, as previously announced, Anne Marie Whittemore will retire from the board effective January 1, 2020. Whittemore is a retired partner in the law firm of McGuireWoods LLP where she was a partner from 1977 through 2018. She also formerly served on the boards of directors of T. Rowe Price Group, Inc. and Albemarle Corporation and is a former chair of the board of the Federal Reserve Bank of Richmond. Ms. Whittemore has been a director of Owens & Minor since 1991 and served as the independent lead director from 2014 through 2018.

“Anne’s sound counsel has been essential to our organization,” said Sledd. “We thank her for her dedication and her many years of service to the board and wish her well in retirement."

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.